UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2023

CORMEDIX INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34673	20-5894890
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Connell Drive, Suite 4200 Berkeley Heights, NJ	07922
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 517-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	CRMD	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On June 28, 2023, CorMedix Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC and Truist Securities, Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of an aggregate of 7,500,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and, in lieu of Common Stock to certain investors, pre-funded warrants to purchase 2,500,625 shares of Common Stock (the “Pre-Funded Warrants”) to the Underwriters (the “Offering”). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to 1,500,093 additional shares (the “Option Shares” and together with the Firm Shares, the “Shares”) of Common Stock. The Shares will be sold to the purchasers at the public offering price of $4.00 per share and the Pre-Funded Warrants will be sold at a public offering price of $3.999 per Pre-Funded Warrant, which equals the per share public offering price for the Shares less the $0.001 exercise price for each such Pre-Funded Warrant. The Underwriting Agreement contains customary representations and warranties, conditions to closing, market standoff provisions, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to the Underwriting Agreement.

The Pre-Funded Warrants are exercisable at any time after the date of issuance. The exercise price and the number of shares of Common Stock issuable upon exercise of each Pre-Funded Warrant is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting Common Stock as well as upon any distribution of assets, including cash, stock or other property, to the Company’s stockholders. The Pre-Funded Warrants will not expire and are exercisable in cash or by means of a cashless exercise. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise.

The Company estimates that net proceeds from the Offering, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, will be approximately $37.3 million, or approximately $43 million if the option to purchase additional shares of Common Stock is exercised in full by the Underwriters. The Company expects the Offering to close on July 3, 2023, subject to the satisfaction of customary closing conditions. The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-258756) previously filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 12, 2021 and declared effective by the SEC on August 20, 2021, and a related prospectus supplement dated June 28, 2023 and filed on June 30, 2023.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and the foregoing description of certain terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. The form of Pre-Funded Warrant is filed as Exhibit 4.1 to this Current Report on Form 8-K and the foregoing description of the terms of the Pre-Funded Warrants is qualified in its entirety by reference to such exhibit. A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the legality of the issuance and sale of the Shares and Pre-Funded Warrants in the Offering is filed with this Current Report on Form 8-K as Exhibit 5.1.

On June 28, 2023, the Company issued a press release announcing that it had commenced the Offering. On June 28, 2023, the Company issued a press release announcing that it had priced the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Neither the disclosures on this Current Report on Form 8-K nor the exhibits hereto shall constitute an offer to sell or the solicitation of an offer to buy the securities described herein and therein, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated June 28, 2023
4.1	Form of Pre-Funded Warrant
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
99.1	Press Release dated June 28, 2023 announcing the commencement of the Offering
99.2	Press Release dated June 28, 2023 announcing the pricing of the Offering
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Date: June 30, 2023	By:	/s/ Joseph Todisco
Joseph Todisco
Chief Executive Officer

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